                            INTERCOMPANY AGREEMENT

         THIS INTERCOMPANY AGREEMENT (the "Agreement") is made and entered into as of the ___ day of ______, 1998, by and between Kranzco Realty Trust, a Maryland real estate investment trust ('Kranzco"), and New America International, Inc., a Maryland corporation, which conducts business under the name New America International (together with its subsidiaries and affiliated entities "NAI").

                             W I T N E S S E T H:

         WHEREAS, Kranzco is a real estate investment trust (a "REIT") under sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code") primarily engaged in the business of owning, managing, operating, leasing, acquiring and expanding neighborhood and community shopping centers;

         WHEREAS, NAI, among other things, operates a network (the "NAI Network") of independently owned, licensed real estate brokers throughout the United States;

         WHEREAS, Kranzco may in certain circumstances determine that it is prevented from pursuing, or is limited in the manner in which it pursues, various business opportunities due to its status as a REIT; and

         WHEREAS, it is the objective of the parties hereto that to the extent of their common interests, each party will provide the other with a right of first opportunity or notification with respect to certain business opportunities made to each of them, as more fully described herein;

         NOW, THEREFORE, in consideration of the premises and mutual undertakings herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the undersigned parties hereby agree as follows:

         1. Definitions. Except as may be otherwise herein expressly provided, the following terms and phrases shall have the meanings set forth below:

                  (a) "REIT Opportunity" means any opportunity, principally within the United States, to (i) acquire, develop, lease, sell or make any investment in retail real estate, real estate mortgages, real estate derivatives, or entities that invest exclusively in or have a substantial portion of their assets in any of the foregoing, so long as such investment would be consistent with the requirements of the Code and regulations relating to Kranzco's status as a REIT; or (ii) make any REIT-Qualified Investment. "REIT-Qualified Investment" means an investment, at least 95% of the gross income from which would qualify under the 95% gross income test set forth in section 856(c)(2) of the Code (or could be structured so to qualify) and the ownership of which would not cause Kranzco to violate the asset limitations set forth in section 856(c)(4) of the Code (or could be structured not to cause Kranzco to violate the section 856(c)(4) limitations) and which otherwise meets the federal income tax requirements applicable to REITs, or (ii) any other investments which may be structured in a manner so as to be REIT-Qualified Investments, as determined by Kranzco. Kranzco shall have the right from time to time to provide written notice to NAI specifying certain criteria, reasonably acceptable to NAI, for a REIT Opportunity in addition to the criteria specified above in this definition of REIT Opportunity. Any such written notice from Kranzco may be canceled by written notice given by Kranzco at any time or, with NAI's consent, which shall not be unreasonably withheld, modified by Kranzco by written notice at any time. The definition of REIT Opportunity shall be modified as appropriate from time to time in accordance with any such written notices sent by Kranzco and reasonably acceptable to NAI.

                  (b) "Services" means real estate brokerage services, local management and other maintenance services, and certain other real estate related services then provided by NAI, including sealed bid sales, due diligence, real estate auctions and trade barter.

         2. Kranzco Right of First Opportunity; Notification Right.

                  (a) Right of First Opportunity.

                           (i) During the term of this Agreement, if any REIT
Opportunity becomes available to NAI in which NAI is acting, intends to act or will act as principal or participate for its own account (a "Principal REIT Opportunity"), NAI shall first offer such Principal REIT Opportunity to Kranzco. The offer shall be made by written notice (the "NAI Notice") from NAI to Kranzco, which NAI Notice shall contain a detailed description of the material terms and conditions of the Principal REIT Opportunity. Kranzco shall have ten days (the "Ten-Day Period") from the date of receipt of the NAI Notice to notify NAI in writing that it has accepted or rejected the Principal REIT Opportunity. If Kranzco does not respond by the end of the Ten-Day Period, Kranzco shall be deemed to have rejected the Principal REIT Opportunity. If Kranzco accepts a Principal REIT Opportunity, but subsequently decides not to pursue such opportunity, or for any other reason fails to consummate the Principal REIT Opportunity, Kranzco shall immediately provide written notice that it is no longer pursuing such Principal REIT Opportunity to NAI. A Principal REIT Opportunity shall not include the receipt of any commissions in cash or in kind (including an equity interest in a REIT Opportunity) in connection with NAI serving as a broker or intermediary in connection with the sale or lease of retail real estate.

                           (ii) If Kranzco rejects a Principal REIT
Opportunity, or accepts such

Principal REIT Opportunity but thereafter provides, or is required by the provisions hereof to provide, written notice to NAI that it is no longer pursuing such Principal REIT Opportunity, NAI shall, for a period of one year after the Kranzco Withdrawal Date (as hereinafter defined), be entitled to consummate the Principal REIT Opportunity or provide any other person or entity the right to consummate such Principal REIT Opportunity (A) at a price, and on terms and conditions, that are not more favorable to NAI in any material respect than the price and terms and conditions set forth in the NAI Notice relating to such Principal REIT Opportunity (in the case of price, a change of 10% or more shall be deemed to be material) or (B) if Kranzco, at any time after the NAI Notice, negotiated a different price, terms or conditions with a third party where such Principal REIT Opportunity is derived from, or made available by, a third party and such different price, terms or conditions were communicated to NAI, then at a price, and on terms and conditions, that are not more favorable to NAI in any material respect, than, the price and terms and conditions negotiated by Kranzco with such third party. If NAI does not enter into a binding agreement to consummate the Principal REIT Opportunity within such one-year period, or if the price and terms and conditions are more favorable to NAI in any material respect than the price and terms and conditions set forth in the NAI Notice (or, if applicable, than the price and terms and conditions negotiated by Kranzco with a third party subsequent to the NAI Notice), NAI shall again be required to comply with the procedures set forth above in Section 2(a)(i) if it desires to consummate such Principal REIT Opportunity. Kranzco Withdrawal Date means any one of the following dates, as applicable: (A) the date that Kranzco notifies NAI that Kranzco has rejected the Principal REIT Opportunity, (B) if Kranzco does not respond to NAI regarding the Principal REIT Opportunity, the expiration date of the Ten-Day Period, or (C) if Kranzco accepts the Principal REIT Opportunity but subsequently ceases to pursue the opportunity, the earlier of (i) 30 days after the date on which Kranzco ceases to pursue the Principal REIT Opportunity, (ii) the date of receipt by NAI of written notice from Kranzco that Kranzco is no longer pursuing the Principal REIT Opportunity or (iii) notice from NAI, without objection within 15 days from Kranzco, that NAI asserts Kranzco is not pursuing the Principal REIT Opportunity.

                           (iii) NAI agrees to use good faith efforts to
assist Kranzco in structuring and consummating any Principal REIT Opportunity which Kranzco is considering or has accepted on terms determined by Kranzco (including without limitation structuring such opportunity as a "REIT-Qualified Investment").

                  (b) Notification of Certain Non-Principal REIT Opportunities. In addition to the right of first opportunity provided in
Section 2(a) hereof with respect to Principal REIT Opportunities, during the term of this Agreement NAI shall notify Kranzco in writing of any REIT Opportunity that becomes available or known to NAI (through its broker members or otherwise) and which is not a Principal REIT Opportunity and which in the reasonable opinion of NAI meets the acquisition and investment criteria of Kranzco (provided to NAI by Kranzco from time to time) (a "Non-Principal REIT Opportunity"). In the event Kranzco determines to pursue such Non-Principal REIT Opportunity, NAI shall use good-faith efforts to cause its broker members to, assist Kranzco in considering and consummating such Non- Principal REIT

Opportunity. In the event Kranzco consummates a transaction that constitutes a Non-Principal REIT Opportunity, Kranzco shall pay NAI a fee to be mutually agreed to by NAI and Kranzco.

                  (c) Notification Right of Other Investment Opportunities. In the event that NAI develops or becomes aware of any acquisition or investment opportunity with respect to real estate during the term of this Agreement (other than a REIT Opportunity) in which NAI intends to or has the opportunity to act as principal or participate in for its own account, and NAI is not interested in pursuing such opportunity, or the opportunity is otherwise unavailable to NAI, NAI shall immediately notify Kranzco in writing of such opportunity with such writing to contain a description of all material terms concerning such opportunity and be delivered to Kranzco with a copy of any written material or information in NAI's possession regarding such opportunity.

                  (d) Other Obligations of NAI with respect to the Kranzco Right of First Opportunity. In furtherance of providing REIT Opportunities for Kranzco and the resulting rights of first opportunity granted to it hereunder, NAI, without any additional consideration, shall (i) disseminate acquisition and investment criteria provided by Kranzco to NAI's broker members, (ii) disseminate information regarding space available for lease from Kranzco (including tenant criteria) to its broker members, (iii) provide Kranzco reasonable access to NAI personnel, NAI broker members and NAI's computer data bases (other than confidential client information), (iv) cooperate with Kranzco to develop new shopping centers or re-develop distressed shopping centers for sale to Kranzco in a mutually agreeable manner, (v) provide Kranzco access to local property managers within areas in which Kranzco owns retail properties and (vi) disseminate such other materials and information regarding Kranzco and its properties as Kranzco may reasonably request.

                  (e) Limitation on Strategic Alliance. Without the consent of Kranzco, NAI shall not enter into any type of strategic relationship with any other REIT or real estate investment or operations type entity, including, without limitation, any equity investment by any other REIT or real estate investment or operations type entity in NAI (other than as a result of a purchase of Common Stock of NAI in the public market), any equity investment by NAI in any other REIT or real estate investment or operations type entity, entering into any agreements which provide such entities with rights of first opportunity or contains cooperation provisions of the type or relating to the matters contained in this Agreement (other than with respect to consulting arrangements). Notwithstanding the foregoing, NAI shall be permitted to solicit assignments from other REITs or real estate investment or operations type entities with respect to the purchase or sale of real estate or the provision of real estate related services, subject to Kranzco's rights of first opportunity and notification contained in this Section 2.

         3.       NAI Opportunity to Provide Services.

                  (a) During the term of this Agreement, if Kranzco requires Services (a "Services Opportunity"), Kranzco shall engage in discussions with NAI regarding such Services Opportunity prior to retaining another service provider to perform such Services unless, in the reasonable judgment of Kranzco, offering such Services Opportunity to NAI in accordance with this
Section 3(a) would be detrimental to Kranzco. Notwithstanding the foregoing,
(1) Kranzco shall have no obligation to retain NAI to perform any Services for Kranzco and (2) any Services provided by NAI to Kranzco shall (i) be at market rates and (ii) on terms and conditions as attractive as the best available for comparable services offered by NAI or any broker member or affiliated member (to the extent within NAI's control) of NAI to third parties.

                  (b) In the event Kranzco desires to purchase any retail real estate based upon an opportunity provided to Kranzco by someone other than NAI (a "Purchase Opportunity"), Kranzco shall notify NAI of such Purchase Opportunity and shall use good-faith efforts to cause the broker for such Purchase Opportunity to share any brokerage commissions for such Purchase Opportunity with NAI in accordance with industry practice; provided, however, Kranzco shall not be required to comply with this Section 3(b) if the Purchase Opportunity is based upon an exclusive brokerage arrangement or, if in the reasonable judgment of Kranzco, compliance with this Section 3(b) would be detrimental to the relationship between Kranzco and such broker or would impede, inhibit or slow down the proposed transaction. In connection with a Purchase Opportunity in which NAI will be sharing in the brokerage commission, NAI agrees to perform, without any consideration, any due diligence services requested by Kranzco.

                  (c) In the event NAI desires to offer to Kranzco tenants any Services currently provided by NAI, (a "Tenant Services Opportunity"), NAI shall notify Kranzco in writing of such Tenant Services Opportunity. Promptly following the receipt of such notice, Kranzco shall provide NAI with a list of the mailing addresses of its tenants solely for purpose of NAI soliciting such Tenant Services Opportunity. If NAI notifies Kranzco of a Tenant Services Opportunity, Kranzco shall not for a period of six months after NAI notifies Kranzco of a Tenant Services Opportunity provide a list of the mailing addresses of its tenants to a competitor of NAI with respect to such Tenant Services Opportunity.

         4.       General Terms and Conditions for Rights of First

                  Opportunity/Notification Rights.

                  (a) Unless waived or unless agreed upon in connection with a REIT Opportunity or opportunity to perform Services, each party shall bear its own expenses with respect to any opportunity to which this Agreement is applicable, and each party agrees that it shall not be entitled to any compensation from the other party with respect to any such opportunity.

                  (b) A party shall not be required to comply with the right of first opportunity and notification requirements set forth in this Agreement during any period in which the other party or any Controlled Affiliate (as hereinafter defined) of such other party is in default of this Agreement or any other agreement entered into by the parties hereto or any of their Controlled Affiliates, if such default is material and remains uncured for fifteen days after receipt of notice thereof. A "Controlled Affiliate" of a party means any entity controlled by, controlling or under common control with such party, but shall not include NAI member brokers not owned by NAI.

                  (c) Any opportunity which is offered to and accepted by Kranzco under this Agreement may be entered into by or on behalf of Kranzco or by any designee which is a Controlled Affiliate of Kranzco. Any opportunity which is offered to and accepted by NAI under this Agreement may be entered into by or on behalf of NAI or by any designee which is a Controlled Affiliate of NAI.

                  (d) All right of first opportunity and notification rights set forth in this Agreement shall be subordinated to any third party consent and confidentiality requirements; no party shall be required to comply with the first opportunity and notification rights set forth in this Agreement if such compliance would violate any third party requirements.

                  (e) While it is the intention of the parties to align their businesses in accordance with the terms of this Agreement, each party shall act independently in its own best interests, and neither party shall be considered a partner or agent of the other party or to owe any fiduciary or other common law duties to the other party.

         5.       Certain Employee Matters.

                  (a) NAI and Kranzco shall make reasonable and ongoing efforts to ensure that members of management of each of NAI and Kranzco are given appropriate salary, bonus options and other compensation as may be reasonably necessary to incentivize management to enhance value to shareholders of both NAI and Kranzco. The Board of Directors of NAI and the Board of Trustees of Kranzco shall direct each of their compensation committees to take into consideration the objective set forth in the previous sentence in establishing compensation levels and performance criteria for management of NAI and Kranzco.

                  (b) In furtherance of the objective set forth in Section 5(a) hereof, NAI will grant to each director, officer, employee and consultant of NAI set forth on Schedule I, five-year options to purchase the number of shares of Common Stock of NAI (set forth opposite his or her name on Schedule I hereto) at a price of $2.00 per share, in accordance with the 1998 NAI Stock Option Plan. In addition, NAI will grant to each of three persons listed on
Schedule II, five-year options to purchase 10,000 NAI Shares at an exercise price of $2.00 per share.

                  (c) In connection with the transaction contemplated by this Agreement, NAI and Kranzco agree to use their best efforts to cause, for a period of three years from the date of this Agreement, (i) Norman Kranzdorf (President and Chief Executive Officer of Kranzco) to serve as NAI's Co-Chairman, (ii) Robert Dennis (Chief Financial Officer of Kranzco) to serve as NAI's Chief Financial Officer, and (iii) Michael Kranzdorf (Vice President of Kranzco) to serve as NAI'S Chief Information Officer. NAI hereby acknowledges that Norman Kranzdorf, Robert Dennis and Michael Kranzdorf, as officers of Kranzco, will have a primary responsibility to Kranzco and that none of such individuals are committed to devoting a specific amount of time to NAI's affairs.

         6. Consulting Services.

                  (a) During the term of this Agreement, Kranzco shall provide NAI with such consulting services relating to management, administrative, corporate, accounting, financial, legal, equity offerings, insurance, tax, data processing, human resources and operational matters as NAI shall from time to time reasonably request; provided, however, that NAI may terminate the consulting arrangements provided for in this Section 6(a), such terminations to be effective any time on or after the fifth anniversary of the date of this Agreement, by providing Kranzco 90 days prior written notice of its intention to terminate such consulting arrangement,

                  (b) In consideration for Kranzco entering into this Agreement, and providing the consulting services set forth in Section 6(a), NAI shall, during the terms of this Agreement (or until such earlier date as the consulting agreement is terminated pursuant to Section 6(a) hereof), pay Kranzco an annual fee of $500,000, payable in equal monthly installments on the first day of each month.

         7. Cooperation in Equity Offerings. If either Kranzco or NAI shall desire to engage in a public or private offering of its debt or equity securities (the "Issuing Party"), then such Issuing Party shall give notice to the other party and such other party shall cooperate with the Issuing Party in connection with such offering and shall provide such information and personnel as is reasonably required in connection with such offering, including, without limitation, making available the personnel and information necessary to permit the Issuing Party to (i) prepare any required disclosure documents, (ii) prepare any required filings with the Securities and Exchange Commission or other regulatory agencies and (iii) obtain any required consents.

         8. General Cooperation. Kranzco and NAI hereby agree that it is in the best interest of both entities and their shareholders that they cooperate to the fullest extent possible in the conduct of their respective operations with the goal of enhancing value to their respective shareholders.

         9. Confidentiality. The parties hereto acknowledge that the terms and conditions of any proposed or consummated REIT Opportunity and opportunity to perform Services are confidential in nature and will not disclose any information relating thereto or the fact that the other party is considering such opportunity, except as otherwise permitted by this Agreement.

         10. Specific Performance. Each party hereto hereby acknowledges that the obligations undertaken by it pursuant to this Agreement are unique and that the other party hereto would likely have no adequate remedy at law if such party shall fail to perform its obligations hereunder, and such party therefore confirms that the other party's right to specific performance of the terms of this Agreement is essential to protect the rights and interests of the other party. Accordingly, in addition to any other remedies that a party hereto may have at law or in equity, such party shall have the right to have all obligations, covenants, agreements and other provisions of this Agreement specifically performed by the other party hereto and the right to obtain a temporary restraining order or a temporary or permanent injunction to secure specific performance and to prevent a breach or threatened breach of this Agreement by the other party hereto. Each party submits to the jurisdiction of the courts of the State of Maryland for this purpose.

         11. Affiliates. Each party hereto shall cause all entities that are under its control to comply with the terms hereof.

         12. Term. The term of this Agreement shall commence as of the date first written above and shall terminate on ________, 2008. Notwithstanding the foregoing, a party hereto may terminate this Agreement if the other party or any Controlled Affiliate of such other party is in default of this Agreement or any other agreement entered into by the parties hereto or any of their Controlled Affiliates, if such default is material and remains uncured for fifteen days after receipt of notice thereof.

         13.      Miscellaneous.

                  (a) Notices. Notices shall be sent to the parties at the following addresses:

                  If to Kranzco:

                           Mr. Norman Kranzdorf, President
                           Kranzco Realty Trust
                           128 Fayette Street
                           Conshohocken, Pennsylvania 19428
                           Facsimile: (610) 941-9193

                  If to NAI (including any of its subsidiaries and affiliated entities):

                           Mr. Gerald Finn, Chief Executive Officer
                           New America International, Inc.
                           572 U.S. Route 130
                           Hightstown, New Jersey 08520
                           Facsimile: (609) 448-8126

         Notices may be sent be certified mail, return receipt requested, Federal Express or comparable overnight delivery service, or facsimile. Notice will be deemed received on the fourth business day following deposit in U.S. mail and on the first business day following deposit with Federal Express or other delivery service, or transmission by facsimile. Any party to this Agreement may change its address for notice by giving written notice to the other party at the address and in accordance with the procedures provided above.

                  (b) Reasonable and Necessary Restrictions. Each of the parties hereto hereby acknowledges and agrees that the restrictions, prohibitions and other provisions of this Agreement are reasonable, fair and equitable in scope, term and duration, are necessary to protect the legitimate business interests of the parties hereto and are a material inducement to the parties hereto to enter into the transactions described in and contemplated by the recitals hereto. Each party hereto covenants that it will not sue to challenge the enforceability of this Agreement or raise any equitable defense to its enforcement.

                  (c) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement shall not be assigned without the express written consent of each of the parties hereto. Notwithstanding the foregoing, this Agreement may be assigned without the consent of any party hereto in connection with any merger, consolidation, reorganization or other combination of a party with or into another entity where such party is not the surviving entity.

                  (d) Amendments; Waivers. No termination, cancellation, modification, amendment, deletion, addition or other change in this Agreement, or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless such change or waiver is specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy with respect to any occurrence on one occasion shall not be deemed a waiver of such right or remedy with respect to such occurrence on any other occasion.

                  (e) Choice of Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the State of Maryland, without regard to the principles of choice of law thereof.

                  (f) Severability. In the event that one or more of the terms or provisions of this Agreement or the application thereof to any person(s) or in any circumstance(s) shall, for any reason and to any extent be found by a court of competent jurisdiction to be invalid, illegal or unenforceable, such court shall have the power, and hereby is directed, to substitute for or limit such invalid term(s), provision(s) or application(s) and to enforce such substituted or limited terms or provisions, or the application thereof. Subject to the foregoing, the invalidity, illegality or enforceability of any one or more of the terms or provisions of this Agreement, as the same may be amended from time to time, shall not affect the validity, legality or enforceability of any other term or provision hereof.

                  (g) Entire Agreement; No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, between the parties hereto with respect to the subject matter hereof, so that no such external or separate agreement relating to the subject matter of this Agreement shall have any effect or be binding, unless the same is referred to specifically in this Agreement or is executed by the parties after the date hereof; and (ii) is not intended to confer upon any other person any rights or remedies hereunder, and shall not be enforceable by any party not a signatory to this Agreement.

                  (h) Gender; Number. As the context requires, any word used herein in the singular shall extend to and include the plural, any word used in the plural shall extend to and include the singular and any word used in any gender or the neuter shall extend to and include each other gender or be neutral.

                  (i) Headings. The headings of the sections hereof are inserted for convenience of reference only and are not intended to be a part of or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

                  (j) Counterparts. This Agreement may be executed in two or more counterparts, each of which together shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

                  (k) Non-Recourse. This Agreement and all documents, agreements, understandings and arrangements relating hereto have been entered into or executed on behalf of Kranzco by the undersigned in his capacity as a trustee or officer of Kranzco, which has been formed as a Maryland real estate investment trust pursuant to an Amended and Restated Declaration of Trust of Kranzco, dated as of June 17, 1992, as amended and restated, and not individually, and neither the trustees, officers nor shareholders of Kranzco shall be personally bound or have any personal liability hereunder. NAI shall look solely to the assets of Kranzco for satisfaction of any liability of Kranzco with respect to this Agreement. NAI will not seek recourse or commence any action against any of the shareholders of Kranzco or any of their personal assets, and will not commence any action for money judgments against any of the trustees or officers of Kranzco or seek recourse against any of their personal assets, for the performance or payment of any obligation of Kranzco hereunder.

         14. REIT Compliance. Notwithstanding anything in this Agreement to the contrary, no party to this Agreement shall (i) be obligated to take any action or inaction, or (ii) take or cause to be taken any action or inaction that could cause Kranzco to lose its qualification as a REIT under the Code.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its duly authorized corporate officers, as of the date first above written.

                                     KRANZCO REALTY TRUST


                                     By:
                                        -----------------------------
                                         Name:
                                         Title:


                                     NEW AMERICA INTERNATIONAL, INC.

                                     By:
                                        -----------------------------
                                         Name:
                                         Title: